Exhibit 10.3

AMENDMENT TO

DIVERSA CORPORATION

EMPLOYEE STOCK PURCHASE PLAN

Approved by the Board of Directors March 15, 2007

Ratified by the Stockholders June 20, 2007

WHEREAS, Diversa Corporation previously adopted its Employee Stock Purchase Plan (the “Plan”) and

WHEREAS, Paragraph 13 of the Plan of the Plan provides that the Plan may be amended by the Board contingent upon shareholder approval within twelve (12) months before or after such amendment, such approval having been received on the date noted above;

NOW, THEREFORE, the Plan is amended as follows:

1. Section 3(a) is deleted and replaced with the following:

“3.	SHARES SUBJECT TO THE PLAN.

(a) Subject to the provisions of paragraph 12 relating to adjustments upon changes in stock, the stock that may be sold pursuant to rights granted under the Plan shall not exceed in the aggregate One Million Nine Hundred Sixteen Thousand Five Hundred Seventy-Nine (1,916,579) shares (determined after the stock split approved by the Board on December 13, 1999) of the Company’s common stock (the "Common Stock") plus an annual increase to be added on the day of each Annual Stockholders Meeting beginning with the Annual Stockholders Meeting in 2000, equal to the least of (i) three-fourths of one percent (.75%) of the Company’s outstanding shares on each such date (rounded to the nearest whole share and calculated on a fully diluted basis, that is assuming the exercise of all outstanding stock options and warrants to purchase common stock), (ii) Three Hundred Forty-Seven Thousand One Hundred Forty-Nine (347,149) shares (determined after the stock split approved by the Board on December 13, 1999) and (iii) an amount determined by the Board. If any right granted under the Plan shall for any reason terminate without having been exercised, the Common Stock not purchased under such right shall again become available for the Plan.

1.